Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.6

Execution Copy

CoreConnectTM BUS LICENSE AGREEMENT

between

INTERNATIONAL BUSINESS MACHINES CORPORATION

and

APPLIED MICRO CIRCUITS CORPORATION

Execution Copy	Agreement No.:

This CoreConnect Bus License Agreement is made and entered into as of the Effective Date, by and between International Business Machines Corporation (“IBM”) and Applied Micro Circuits Corporation (“LICENSEE”).

SECTION 1 - DEFINITIONS

1.1 “Agreement” means the terms and conditions of this CoreConnect Bus License Agreement together with any exhibits or attachments hereto which are incorporated herein by reference.

1.2 [*]

1.3 [*]

1.4 [*]

1.5 [Reserved]

1.6 [*]

1.7 [*]

1.8 “Effective Date” means the Closing Date as defined in the Asset Purchase Agreement entered into on even date herewith.

1.9 “IBM Confidential Information” means all information/items identified by IBM as confidential relating to IBM’s past, present and future research, development and business activities including, but not limited to, CoreConnect Bus Structures.

1.10 [*]

1.11 (Reserved)

1.12 “Licensee Product” means any Integrated Circuit or licensable design produced by or for LICENSEE and having a CoreConnect Bus Structure included in all or any portion of its design.

1.13 “Manufacturing Test” means the tests that are applied to an IC as part of the IC manufacturing process to ensure that there are no manufacturing defects.

1.14	“Party(ies)” means LICENSEE and/or IBM as the case may be.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

1.15 “Subsidiary” means a corporation, company or other entity now or in the future:

(a)	more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, or

(b)	which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.16 [*]

SECTION 2 - CONFIDENTIAL INFORMATION

2.1 For a period of [*] from the date of disclosure, LICENSEE agrees to use the same degree of care and discretion to avoid disclosure, publication or dissemination of IBM Confidential Information outside of LICENSEE as it uses with its own similar information that it does not wish to disclose, publish or disseminate, but no less than a reasonable degree of care and discretion. LICENSEE may use IBM Confidential Information for the sole purpose of effectuating the provisions of this Agreement, and for no other purpose.

2.2 LICENSEE may disclose IBM Confidential Information to: its employees and consultants, subcontractors and customers who have a need to know; and anyone else with IBM’s prior written consent. Before disclosure to any of the above parties, LICENSEE agrees to have a written agreement with such party sufficient to require it to treat Confidential Information in accordance with this Agreement.

2.3 Notwithstanding any other provisions of this Agreement, the nondisclosure and use obligations specified herein shall not apply to any IBM Confidential Information which:

2.3.1 is already in the possession of LICENSEE without obligation of confidence;

2.3.2 is independently developed (without use of IBM Confidential Information) by employees of LICENSEE;

2.3.3 becomes publicly available without breach of this Agreement;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

2.3.4 is rightfully received by LICENSEE from a third party not under an obligation of confidentiality;

2.3.5 is released for disclosure by IBM; or

2.3.6 is inherently disclosed in the use, lease, sale, or other distribution of, any available product or service or publicly available supporting documentation therefor by or for LICENSEE.

2.4 Disclosure of IBM Confidential Information shall not be precluded if such disclosure is:

2.4.1 in response to a valid order of a court or other governmental body; provided, however, that LICENSEE shall first promptly provide IBM notice of the order and make a commercially reasonable effort to obtain a protective order requiring that the IBM Confidential Information so disclosed be used only for the purposes for which the order was issued; or

2.4.2 otherwise required by law; or

2.4.3 necessary to establish LICENSEE’s rights under this Agreement.

2.5 If any IBM Confidential Information falls under an exception set forth in Sections 2.3.1 through 2.3.6, LICENSEE shall not disclose that IBM was the source of that IBM Confidential Information.

SECTION 3 - INTELLECTUAL PROPERTY AND ARCHITECTURAL COMPLIANCE

3.1 IBM hereby grants to LICENSEE a [*].

3.2 (Reserved)

3.3 LICENSEE understands and agrees that no license, immunity or other right is granted herein to LICENSEE, directly or by implication, estoppel or otherwise, with respect to any patents, proprietary information, know-how, mask works, copyrights or other intellectual property rights, except as specifically provided in Section 3.1, and that no additional licenses, immunity or other rights shall arise from the consummation of this Agreement or from any acts, statements or dealing leading to such consummation.

3.4 The license granted by IBM to LICENSEE in Section 3.1 do not include the right of LICENSEE to modify the CoreConnect Bus Structures, other than for the sole purpose of making the minimum changes necessary to perform Technology Mapping and Manufacturing Test unless LICENSEE obtains IBM’s prior written approval to make additional modifications. LICENSEE hereby agrees to provide any modifications to IBM and hereby grants to IBM a [*]. For avoidance of doubt, LICENSEE may create extensions to the CoreConnect Bus Structures, so long as (i) the extensions do not modify the underlying CoreConnect Bus Structures and (ii) LICENSEE does not market such extensions as the CoreConnect Bus Structures.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

3.5 (Reserved)

3.6 LICENSEE agrees to reference the CoreConnect Bus Structures as the property of IBM on its sales literature, advertising, presentation materials, press materials and exhibits for Licensee Products.

3.7 None of the licenses granted by IBM to LICENSEE include any assurances as to non-infringement of third party intellectual property, including (but not limited to) third party patents, copyrights, trade secrets, trademarks and mask works. LICENSEE acknowledges that in order for it to manufacture and sell Licensee Products, it may be necessary for LICENSEE to obtain patent licenses from other parties, and the obtaining of such licenses shall be LICENSEE’s sole responsibility and shall be at LICENSEE’s sole expense. Moreover, IBM makes no representation as to the need for such licenses or their availability.

3.8 LICENSEE agrees to create a CoreConnect Test Suite, which include tests for each feature of CoreConnect that the Licensee implemented in its Licensed Product, using any combination of CoreConnect Test Generator tests and Licensee developed tests and to use its best efforts to ensure that any and all Licensee Products, including those previously tested in LICENSEE’s testing protocol, achieve CoreConnect Compliance prior to any shipment of such Licensee Product(s). The CoreConnect Test Suite must be run with the appropriate PLB, OPB, and DCR monitors attached to the CoreConnect Bus Structures. If a Licensee Product fails to achieve CoreConnect Compliance then LICENSEE shall not label or describe the failed Licensee Product as being compliant with the CoreConnect Bus Structures. Despite the exercise of LICENSEE’s best efforts to ensure that a Licensee Product achieve CoreConnect Compliance, if a Licensee Product inadvertently fails to achieve CoreConnect Compliance and business conditions don’t allow for correction of the design of such failed Licensee Product, then LICENSEE and/or LICENSEE’s customer may ship the Licensee Product (under the above labeling restriction) but LICENSEE agrees to achieve CoreConnect Compliance on the next design of the failed Licensee Product. The Parties intend that shipment of Licensee Products which fail to achieve CoreConnect Compliance shall be an infrequent occurrence. If LICENSEE is experiencing a fundamental problem in achieving CoreConnect Compliance for a Licensee Product, upon request by LICENSEE, IBM agrees to review LICENSEE’s design implementation and permit a variance from CoreConnect Compliance where in IBM’s sole discretion, such variance is appropriate. If LICENSEE’s failure to achieve CoreConnect Compliance for a Licensee Product results from errors in the CoreConnect Test Suite, then LICENSEE may ship Licensee Products which failed to achieve CoreConnect Compliance because of such errors and may designate them as being CoreConnect compliant.

3.9 At IBM’s expense, no more frequently than once every [*] period, IBM, through an independent technical auditor of IBM’s choice, acceptable to LICENSEE, shall have the right to

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

audit LICENSEE’s testing procedures for achieving CoreConnect Compliance for Licensee Products. The auditor shall deliver a report to IBM of the results of the audit. If the auditor finds that LICENSEE’s testing procedures are unacceptable when compared to industry standards, then LICENSEE agrees to cure any defects uncovered by the audit within sixty (60) days.

3.10 LICENSEE hereby grants to IBM the right to publicize in IBM’s sales literature, advertising, presentation materials, press materials, exhibits and web pages, the fact that LICENSEE has obtained the license rights to the CoreConnect Bus Structures granted herein.

SECTION 4 - CORECONNECT BUS USER’S GROUP

IBM may form a CoreConnect Bus User’s Group. In the event IBM forms such a group, LICENSEE hereby agrees to join the CoreConnect Bus User’s Group. The CoreConnect Bus User’s Group will, inter alia, collect CoreConnect Bus performance feedback from licensees of the CoreConnect Bus Structures and discuss improvements to the CoreConnect Bus Structures. LICENSEE hereby grants to IBM a [*] license to any such improvements made by LICENSEE and adopted by IBM as part of the CoreConnect Bus Structures, with the unrestricted right to grant sublicenses thereunder.

SECTION 5 - TERM AND TERMINATION

5.1 The term of this Agreement shall begin on the Effective Date, and unless previously terminated as hereinafter set forth, shall remain in force indefinitely.

5.2 IBM shall have the right to immediately terminate this Agreement, including the revocable licenses granted herein, with cause by giving written notice of termination to LICENSEE, upon the happening of any of the following events:

5.2.1 LICENSEE fails at any time to make any payment required in the Asset Purchase Agreement; or

5.2.2 An intentional and material breach by either Party of any of its obligations under Sections 3.1 and 3.8 this Agreement, if such material breach is not cured within [*] after receipt of a written notice from the nonbreaching Party specifying such material breach (the “Cure Period”), or, if such breach is not curable, the breaching Party’s failure to take reasonable corrective steps during the Cure Period to prevent further occurrences of such material.

5.3 LICENSEE may terminate this Agreement without cause by giving [*] written notice of termination to IBM.

5.4 Sections 2, 3.4, 3.7, the license grant set forth in Section 4, 5.4, 5.5, 5.6, 6, 7, 8, 9, 10 and 11 shall survive and continue after any termination or expiration of this Agreement.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

5.5 Promptly after termination of this Agreement, LICENSEE shall return to IBM any IBM Confidential Information in LICENSEE’s possession, except that which is required for LICENSEE or its Subsidiaries to continue to provide support to their customers of Licensee Products for so long as LICENSEE or its Subsidiary is providing such support. LICENSEE will promptly return any IBM Confidential Information to IBM after BUYER and its Subsidiaries cease providing such support.

5.6 The licenses granted herein to LICENSEE shall terminate upon any termination or expiration of this Agreement and IBM agrees to use commercially reasonable efforts to cease referring to LICENSEE as a licensee of the CoreConnect Bus Structures, however, LICENSEE may use the CoreConnect Bus Structures as permitted under Section 5.5 and to the extent that LICENSEE has any sales obligations that pertain to Licensed Products, and it is contractually bound to perform such obligations as of the effective date of termination of this Agreement (“Termination Date”), for a period of [*] after the Termination Date, LICENSEE shall be entitled to continue to utilize the CoreConnect Bus Structures pursuant to the license set forth herein, solely as necessary to fulfill such contractual obligations.

SECTION 6 - REPRESENTATIONS AND WARRANTIES

6.1 [*]

6.2 [*]

Section 7 - INTELLECTUAL PROPERTY INDEMNIFICATION

LICENSEE agrees to indemnify IBM, its officers, agents and employees from and against any and all claims, damages, liabilities (including settlements entered into in good faith), suits, actions, judgments, penalties and taxes, civil and criminal, and all costs and expenses (including without limitation reasonable attorneys’ fees) incurred in connection therewith, arising out of any claim i) that the Licensee Product infringes a patent or copyright of a third party or misappropriates a trade secret of a third party, ii) based on any defect (whether obvious or hidden) in any Licensee Product that is licensed, manufactured or sold by LICENSEE, iii) based on any act, omission, neglect or default of LICENSEE or its agents on or in connection with the license, manufacture, sale, distribution, promotion, or marketing of Licensee Products; and/or iv) based on LICENSEE’s failure to comply with applicable laws with respect to the license, manufacture, sale, distribution, possession or use of any Licensee Product and defend IBM against any such claim at LICENSEE’s expense; PROVIDED THAT (1) IBM promptly notifies LICENSEE, in writing, of the charge or claim; and (2) IBM allows LICENSEE to control, and cooperates with LICENSEE in the defense and any related settlement action, upon the written request of LICENSEE. LICENSEE shall have no liability to IBM and this indemnity shall not apply to any such claim or judgment to the extent that any such claim or judgment is based on the CoreConnect Bus Structures.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

SECTION 8 - LIMITATION OF REMEDIES

8.1 In no event shall either Party be liable to the other Party for special, indirect, punitive or incidental damages, or for any lost profits, lost savings or any other consequential damages, regardless of whether the claim is for breach of contract, warranty, tort (including negligence), failure of a remedy to accomplish its purpose or otherwise, even if such Party has been advised of the possibility of such damages.

SECTION 9 - NOTICES

9.1 Any notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sent to such Party by facsimile, or by certified or registered mail, postage prepaid, addressed to the person named below and shall be deemed to have been made, given or provided on the date of facsimile transmission or mailing:

IBM:
IBM Corporation
2455 South Road
[*]
Poughkeepsie, NY 12601
Phone: [*]
Fax: [*]

With a copy to:
IBM Corporation
2070 Route 52
Hopewell Junction, NY 12533
Phone: [*]
Fax: [*]
Attention: Counsel
Microelectronics Division

LICENSEE:	Applied Micro Circuits Corporation
6290 Sequence Drive
San Diego, CA 92121
Phone: [*]
Fax: [*]
Attention: [*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

9.2 A Party hereto may change its address for the purposes of this Section 9 by giving prompt written notice of such change of address to the other Party in the manner herein provided.

SECTION 10 - MISCELLANEOUS

10.1 Except as set forth in Section 3 of this Agreement, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of any Party hereto (including any contraction, abbreviation or simulation of any of the foregoing).

10.2 Each Party hereto agrees that the other Party may disclose to others the existence of this Agreement.

10.3 Neither this Agreement nor any activities hereunder will impair any right of IBM or LICENSEE to design, develop, manufacture, market, service or otherwise deal in, directly or indirectly, any products or services. Nothing herein requires either Party to develop any particular product or to continue to market or to refrain from continuing to market any particular product(s). Each Party is free, in its sole discretion, to make its own decisions with respect to the development or discontinuation of the products it develops and the manner in which it markets its products and services. Each Party may pursue activities independently with any third party even if similar to the activities under this Agreement.

10.4 Each Party to this Agreement is an independent contractor and is not an agent of the other Party for any purpose whatsoever. Neither Party will make any warranties or representations on the other Party’s behalf, and it will not assume or create any obligation on the other Party’s behalf.

10.5 Except as expressly permitted herein, neither Party shall assign or sublicense any of its rights or privileges hereunder without the other Party’s prior written consent, which shall not be unreasonably withheld. Any attempted act in derogation of the foregoing shall be considered void. However, a Party which undergoes reorganization may assign such rights and delegate its obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization. Notwithstanding the foregoing, LICENSEE shall have the right to assign this Agreement to a Subsidiary of LICENSEE, so long as such assignment is made subject to the terms and conditions of this Agreement.

10.6 LICENSEE will comply with all applicable federal, state and local laws, regulations and ordinances of the U.S. Government including, but not limited to, the regulations of the U.S. Government authorities relating to the export of commodities and technical data insofar as they relate to activities under this Agreement. LICENSEE agrees that products, design information, test results and any other technical data provided under this Agreement may be subject to restrictions under the export control laws and regulations of the United States of America,

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

including but not limited to the U.S. Export Administration Act and the U.S. Export Administration Regulations. LICENSEE shall not export any product, design information or other technical data without appropriate government documents and approvals.

10.7 This Agreement will not be binding upon the Parties until the Effective Date. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, between the Parties or any officer or representative thereof with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed on behalf of each Party by their respective representatives thereunto duly authorized. The requirement of written form may only be waived in writing.

10.8 Any waiver by either Party of any breach of, or failure to enforce at any time, any of the provisions of this Agreement, shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part thereof, or the right of either Party thereafter to enforce each and every provision of this Agreement.

10.9 If any provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the availability, legality and enforceability of any such provision in every other respect and the remainder of this Agreement shall continue in effect so long as it still expresses the intent of the Parties. If it no longer expresses the intent of the Parties, the Parties will negotiate a satisfactory alternative to such provision; if, after reasonable efforts, such alternative cannot be found, this Agreement shall either be renegotiated or terminated.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	Agreement No.:

10.10 Either Party hereto shall be excused from the fulfillment of any obligation under this Agreement for so long as and to the extent such fulfillment may be hindered or prevented by any circumstance of force majeure, such as, but not limited to, acts of God, war whether declared or not, riot, lockout, fire, shortages of materials or transportation, power failures, national or local government regulations, or any other circumstances outside its control.

10.11 This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

SECTION 11 - GOVERNING LAW AND JURISDICTION

This Agreement shall be construed, and the legal relations created herein between the Parties shall be determined, in accordance with the laws of the United States of America and, specifically, the State of [*], as if said Agreement were executed in, and to be fully performed within, the State of [*]. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought before a court of competent jurisdiction in the State of [*] , including a Federal District Court, sitting within such State. In any such proceeding, neither Party shall assert that such a court lack jurisdiction over it or the subject matter of the proceeding. The Parties hereby expressly waive any right to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

INTERNATIONAL BUSINESS CORPORATION		APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ Kevin Carswell	By:	/s/ David Rickey
Name:	Kevin Carswell	Name:	David Rickey
Title:	IBM VP Semiconductor Products & Development	Title:	Chairman, President and CEO
Date:	April 12, 2004	Date:	April 12, 2004

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.